EXHIBIT 1

TPG-AXON COMMENTS ON DELAWARE COURT RULING IN FAVOR OF SHAREHOLDERS IN KALLICK V SANDRIDGE

- SandRidge Barred From Soliciting Consent Revocations and Those Already Obtained By SandRidge Declared Invalid –

NEW YORK, NY (March 10, 2013) – TPG-Axon, beneficial owner of 7.3 percent of the outstanding shares of SandRidge Energy, Inc. (NYSE: SD) (“SandRidge” or the “Company”), noted Delaware Chancery Court Judge Leo E. Strine Jr.’s ruling that SandRidge Energy’s Board of Directors violated its fiduciary duty to shareholders by refusing to approve TPG-Axon's slate of highly-qualified director nominees for purposes of the Company's "Proxy Puts".

As a result of this "fundamental offense to the dignity of the corporate office," the Court barred SandRidge from continuing to solicit consent revocations until TPG-Axon's director nominees are approved for purposes of the Proxy Puts and invalidated all consent revocations already received.

In regards to the ruling, TPG-Axon notes that it is not surprised by the Court’s decision and reiterates its strong belief that throughout its consent solicitation SandRidge’s current Board of Directors has acted in a manner to entrench themselves and prevent a fair process from playing out. TPG-Axon believes the ruling further demonstrates why SandRidge directors must be replaced – time and time again, they have shown disregard for stockholder, obsequiousness to CEO Tom Ward, and persistently prioritized their own self-interest.

In its 38-page decision, the Court notes the following:

•	“…the board has likely acted with an absence of good faith and reasonableness inconsistent with their fiduciary duties.”

•	“…the incumbent board’s behavior is redolent more of the pursuit of an incremental advantage in a close contest, where a small margin may determine the outcome, than of any good faith concern for the company, its creditors, or its stockholders.”

•	“…the incumbent board has admitted it has no basis to doubt the integrity of the TPG slate or the basic qualifications of that slate to serve with competence as the directors of a public company…”

•	“Having failed to exercise its discretion in a reasonable manner, the incumbent board should be enjoined from soliciting consent revocations, voting any proxies it received from the consent revocations, and impeding TPG’s consent solicitation in any way until the incumbent board has approved the TPG slate.”

Dinakar Singh, founder of TPG-Axon, observed that "This is just the latest in a pattern of this Board of putting their own interests ahead of shareholders – this Board simply has no shame. This is the second time during our solicitation that this Board has chosen to waste the Company's resources in a useless court battle in a desperate attempt to entrench themselves. However, this is hardly surprising, given their record of presiding over a truly singular degree of value destruction and mistreatment of shareholders."

 TPG-Axon reminds SandRidge stockholders to submit their GREEN consent cards in favor of its proposals and director slate prior to March 13, 2013 to meet the deadline for submitting the consent cards to Sandridge Energy on March 15, 2013.

For information on TPG-Axon’s proposals and on the process for voting shares in favor of those proposals, go to www.shareholdersforsandridge.com or contact MacKenzie Partners, Inc. at (212) 929-5500.

About TPG-Axon Capital

TPG-Axon Capital is a leading global investment firm. Through offices in New York, London, Hong Kong and Tokyo, TPG-Axon invests across global markets and asset classes.

Contacts:

Stockholder inquiries

MacKenzie Partners, Inc.

Dan Burch or Larry Dennedy

(212) 929-5500

Media Inquiries

ICR

Anton Nicholas, Phil Denning, Jason Chudoba

203-682-8200

Anton.Nicholas@icrinc.com

Phil.Denning@icrinc.com

Jason.Chudoba@icrinc.com

TPG-AXON MANAGEMENT LP, TPG-AXON PARTNERS GP, L.P., TPG-AXON GP, LLC, TPG-AXON PARTNERS, LP, TPG-AXON INTERNATIONAL, L.P., TPG-AXON INTERNATIONAL GP, LLC, DINAKAR SINGH LLC AND DINAKAR SINGH (COLLECTIVELY, “TPG-AXON”) HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING CONSENT CARD TO BE USED TO SOLICIT WRITTEN CONSENTS FROM THE STOCKHOLDERS OF SANDRIDGE ENERGY, INC. IN CONNECTION WITH TPG-AXON'S INTENT TO TAKE CORPORATE ACTION BY WRITTEN CONSENT. ALL STOCKHOLDERS OF SANDRIDGE ENERGY, INC. ARE ADVISED TO READ THE DEFINITIVE CONSENT STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF WRITTEN CONSENTS BY TPG-AXON, STEPHEN C. BEASLEY, EDWARD W. MONEYPENNY, FREDRIC G. REYNOLDS, PETER H. ROTHSCHILD, ALAN J. WEBER AND DAN A. WESTBROOK (COLLECTIVELY, THE "PARTICIPANTS") FROM THE STOCKHOLDERS OF SANDRIDGE ENERGY, INC. BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE CONSENT STATEMENT AND FORM OF WRITTEN CONSENT HAVE BEEN FURNISHED TO SOME OR ALL OF THE STOCKHOLDERS OF SANDRIDGE ENERGY, INC. AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, TPG-AXON WILL PROVIDE COPIES OF THE DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING CONSENT CARD WITHOUT CHARGE UPON REQUEST.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE DEFINITIVE CONSENT STATEMENT ON SCHEDULE 14A FILED BY TPG-AXON WITH THE SEC ON JANUARY 18, 2013. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.